Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Second Quarter 2007 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — August 21, 2007 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the quarter ended August 4, 2007. Net sales decreased 11.3% to $43.6 million compared to $49.2 million for the same period last year.
     Comparable store sales for the second quarter ended August 4, 2007 decreased 11.9% compared to a decrease of 16.2% in the same period last year.
     Wilsons Leather reported a net loss for the 2007 second quarter of $29.4 million, or $1.17 per basic and diluted share. Our basic and diluted loss per share calculation includes $15.8 million of adjustments that increased our net loss available to common shareholders by $0.40 per basic and diluted share as a result of our June 2007 equity financing. These adjustments include a non-recurring $14.9 million beneficial conversion feature in the Series A preferred stock and a $1.0 million deemed dividend to holders of warrants to purchase our common stock that we issued in 2004 as the result of an anti-dilution adjustment to such warrants. The beneficial conversion feature represents the preferred stock’s favorable conversion price to common stock, after allocating the offering proceeds between the Series A preferred stock and common stock warrants issued in the June 2007 equity financing, as compared to the closing price of our common stock on the closing date of the transaction. We also accrued a $914,000 Series A preferred stock paid-in-kind dividend payable. The basic and diluted loss per share for the second quarter of 2007, excluding the equity financing adjustments, was $0.75 and compares to a net loss for the 2006 second quarter of $24.5 million, or $0.63 per basic and diluted share.
     Year-to-date sales decreased 18.3% to $101.2 million compared to $123.8 million for the same period last year. Comparable store sales for the six-month period decreased 17.2% compared to a decrease of 13.0% for the same period last year.

Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com

     The net loss in the first half of 2007 was $50.6 million, or $1.72 per basic and diluted share. The total impact of the June 2007 equity financing adjustments to that reported net loss for the first half of 2007 was $16.8 million, or $0.43 per basic and diluted share. The basic and diluted loss per share for the first half of 2007, excluding the financing adjustments, was $1.29 and compares to a net loss of $31.0 million, or $0.79 per basic and diluted share, in the first half of 2006.
     A reconciliation of the U.S. generally accepted accounting principles (“GAAP”) loss available to common shareholders and loss per basic and diluted share for the 2007 periods with and without the impact related to the June 2007 equity financing appears in an accompanying table. GAAP loss available to common shareholders and loss per basic and diluted share, excluding the financing adjustments, are measures of performance that are not defined by GAAP and should be viewed in addition to, and not in lieu of, GAAP loss available to common shareholders and loss per basic and diluted share as reported on a GAAP basis. We believe that this non-GAAP disclosure provides meaningful information regarding our ongoing operations as compared to prior periods.
     Michael Searles, Chief Executive Officer, commented, “Our poor second quarter performance is reflective of the significant transition that is underway in our mall stores. While soft sales impacted our margin dollars to some extent, we also took extensive markdowns during the quarter in order to liquidate and reposition our inventory. In order to make room for our new designer brand outerwear, these markdowns were necessary to reduce “non-go-forward” inventory—including carry-over styles from prior years. Our goal is to increase our inventory turnover and to keep our stores always looking fresh. As a result of our extensive markdowns, gross margin during the quarter was negative $2.4 million compared to a positive margin last year of $1.9 million.”
     Mr. Searles continued, “Dollars per transaction in our mall stores are up 17.7% year-over-year. We just have not had enough new customers to offset the ones who have left us. Our branded product offering is designed to help recapture some of those customers who have left us. Our new product launch begins this week.”

About Wilsons Leather
     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of August 4, 2007, Wilsons Leather operated 411 stores located in 45 states, including 280 mall stores, 117 outlet stores and 14 airport stores.
Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to future comparable store sales results, business strategies, changes to merchandise mix, and future sales results. Factors that could cause actual results to differ include: risks associated with strengthening our existing store base and brand strategy development; continued declines in comparable store sales; our ability to expand the accessories business and acquire a suitable accessories brand; the potential need for funding in addition to our cash flow from operations and existing credit facilities; dependence on our key supplier to implement our designer label outerwear merchandise strategy; changes in customer shopping patterns; risks associated with the development of our wholesale business; the potential for additional impairment losses if our operating performance does not improve; competition in our markets; uncertainty in general economic conditions; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our 2004 equity financing, as well as shares issuable upon conversion and exercise of the preferred stock and warrants issued in connection with the financing that was completed on June 15, 2007; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	August 4,	July 29,
	2007	2006
NET SALES	$43,586	$49,158
Cost of goods sold, buying and occupancy costs	46,009	47,280

GROSS MARGIN	(2,423)	1,878

Selling, general and administrative expenses	23,150	24,092
Depreciation and amortization	2,871	3,109

OPERATING LOSS	(28,444)	(25,323)
Interest expense, net	338	322

LOSS BEFORE INCOME TAXES	(28,782)	(25,645)
Income tax provision (benefit)	594	(1,143)

NET LOSS	(29,376)	(24,502)

Less: Preferred stock paid-in-kind dividends	(914)	—
Beneficial conversion feature on preferred stock	(14,877)	—
Deemed dividend to warrant holders	(967)	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(46,134)	$(24,502)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(1.17)	$(0.63)

Weighted average shares outstanding — basic and diluted	39,268	39,146

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year-to-date period ended
	August 4,	July 29,
	2007	2006
NET SALES	$101,181	$123,838
Cost of goods sold, buying and occupancy costs	97,154	102,230

GROSS MARGIN	4,027	21,608

Selling, general and administrative expenses	47,668	49,672
Depreciation and amortization	5,710	6,281

OPERATING LOSS	(49,351)	(34,345)
Interest expense, net	769	564

LOSS BEFORE INCOME TAXES	(50,120)	(34,909)
Income tax provision (benefit)	521	(3,907)

NET LOSS	(50,641)	(31,002)

Less: Preferred stock paid-in-kind dividends	(914)	—
Beneficial conversion feature on preferred stock	(14,877)	—
Deemed dividend to warrant holders	(967)	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(67,399)	$(31,002)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(1.72)	$(0.79)

Weighted average shares outstanding — basic and diluted	39,240	39,125

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 4,	February 3,	July 29,
	2007	2007(1)	2006(2)
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,474	$19,909	$33,559
Accounts receivable, net	3,465	3,132	3,577
Inventories	64,179	74,897	64,110
Prepaid expenses	7,540	7,267	3,978
Income taxes receivable	565	—	—

TOTAL CURRENT ASSETS	84,223	105,205	105,224

Property and equipment, net	37,353	38,890	39,998
Other assets, net	1,047	1,250	1,262

TOTAL ASSETS	$122,623	$145,345	$146,484

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,925	$14,337	$13,682
Accrued expenses	13,117	14,534	14,429
Income taxes payable	—	921	1,523
Deferred income taxes	775	220	70

TOTAL CURRENT LIABILITIES	34,817	30,012	29,704

Long-term debt	—	20,000	20,000
Income taxes payable	1,491	—	—
Other long-term liabilities	16,171	16,832	17,359
Preferred stock	51,839	—	—
Total shareholders’ equity	18,305	78,501	79,421

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$122,623	$145,345	$146,484

(1)	Derived from audited consolidated financial statements.

(2)	The July 29, 2006 balance sheet has been revised to reflect the cumulative adjustment to the fiscal 2006 beginning accumulated deficit the Company recorded pursuant to SEC Staff Accounting Bulletin No. 108. These adjustments related to accounting for prepaid rent and accrued professional service fees.

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (''LIFO’’) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of August 4, 2007, February 3, 2007 or July 29, 2006.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of the GAAP net loss available to common shareholders and basic and diluted loss per share to adjusted net loss available to common shareholders and basic and diluted loss per share.

	For the three months ended August 4, 2007
	Net Loss Available To	Loss Per Basic
	Common Shareholders	And Diluted Share
As reported	$(46,134)	$(1.17)
Adjustment (1)	16,758	0.42

Adjusted	$(29,376)	$(0.75)

Weighted average shares outstanding — basic and diluted	39,268	39,268

(1)	Includes $0.9 million related to the Q2’07 preferred stock paid-in-kind dividend, $14.9 million related to the preferred stock beneficial conversion feature, and $1.0 million related to the anti-dilution deemed dividend on the 2004 warrants.

	For the year-to-date period ended August 4, 2007
	Net Loss Available To	Loss Per Basic
	Common Shareholders	And Diluted Share
As reported	$(67,399)	$(1.72)
Adjustment (1)	16,758	0.43

Adjusted	$(50,641)	$(1.29)

Weighted average shares outstanding — basic and diluted	39,240	39,240

(1)	Includes $0.9 million related to the Q2’07 preferred stock paid-in-kind dividend, $14.9 million related to the preferred stock beneficial conversion feature, and $1.0 million related to the anti-dilution deemed dividend on the 2004 warrants.